Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications mbrusch@tier.com
(571) 382-1048

Tier Receives Expected Nasdaq Staff Determination Letter

RESTON, Va., May 18, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), announced today that, as expected, it received a Nasdaq Staff Determination letter dated May 16, 2006 indicating that the Company is not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its Form 10-Q for the quarter ended March 31, 2006.

As previously disclosed in its press release dated May 11, 2006, the Company anticipated receiving this letter due to the referenced filing delay. This Staff Determination letter is formal notification that the Nasdaq Listing Qualifications Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq National Market. As indicated in its May 11, 2006 press release, the Company expects to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, no later than June 30, 2006. The Company has factored the delayed filing of this report into its compliance plan submitted to the Panel that presided over its February 2, 2006 hearing. While the Company expects the Panel to grant it this extension, the Company can provide no assurance that it will do so, and its failure to do so could result in the delisting of the Company’s common stock from Nasdaq.

About Tier

Tier Technologies, Inc. (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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